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                                   EXHIBIT 5


                 [Letterhead of Maynard, Cooper & Gale, P.C.]


                                 June 21, 1996


AmSouth Bancorporation
AmSouth-Sonat Tower
1900 Fifth Avenue, North
Birmingham, Alabama  35203


     We are counsel to AmSouth Bancorporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-3 under the Securities Act of 1933 (the "Act") of: (i) 420,000 shares (the "Shares") of Common Stock, par value $1.00 per share, of the Company; (ii) 420,000 related preferred stock purchase rights (the "Rights") to be issued pursuant to the Stockholder Protection Rights Agreement dated as of June 15, 1989 (the "Rights Agreement"), between the Company and AmSouth Bank of Alabama (formerly AmSouth Bank, National Association) as Rights Agent (the "Rights Agent"); and (iii) $4,200,000 principal amount of the Company's 12% Installment Notes, Series 1996 (the "Notes"). We have examined such corporate and other records of the Company and certificates of public officials and officers of the Company as we have deemed necessary or appropriate to provide a basis for the opinions set forth below.
We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as original documents and the conformity with the original documents of all documents submitted to us as certified or photostatic copies, including facsimile copies. Upon the basis of such examination, we advise you that, in our opinion:



     (1) When the Registration Statement on Form S-3 relating to the Shares and the Rights (the "Registration Statement") has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

     (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Shares have been validly issued as contemplated by the Registration Statement and the Plan, the Rights attributable to the Shares will be validly issued.

     (3) When the Registration Statement has become effective under the Act and the Notes have been duly issued as contemplated by the Registration Statement, the Notes will be validly issued.

     In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.
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     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,

                                             MAYNARD, COOPER & GALE, P.C.


                                             By /s/ J. Michael Savage
                                               --------------------------
                                                  J. Michael Savage